LUSE LEHMAN GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400
WASHINGTON, D.C. 20015
_________________________
TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER'S DIRECT DIAL NUMBER
(202) 274-2000

April 23, 2001

VIA EMAIL

Board of Directors
Alliance Bancorp
One Grant Square
Hinsdale, Illinois 60521

       Re:     Certain Federal Income Tax Consequences of the Merger of Alliance
                  Bancorp with and into Charter Michigan Bancorp, Inc.

Gentlemen:

       We have acted as counsel to Alliance Bancorp ("Alliance") in connection with the proposed merger (the "Merger") of Alliance with and into Charter Michigan Bancorp, Inc. ("Charter Michigan"), a wholly owned, first tier subsidiary of Charter One Financial, Inc. ("COFI"), pursuant to an Agreement and Plan of Merger dated as of January 22, 2001, (the "Merger Agreement") by and between COFI, Charter Michigan and Alliance. You have requested that we provide an opinion regarding the treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement -prospectus (the "Proxy Statement") filed as part of the Registration Statement on Form S-4, as amended (file no. 333-57196).

       In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement, (ii) the description of the transaction as set forth in the Proxy Statement and the exhibits thereto, and (iii) representations provided by COFI and Alliance concerning certain facts relating to the Merger.

       Based upon and subject to the foregoing, it is our opinion that:

(i)	the summaries of the federal income tax consequences set forth in the Proxy Statement under the heading "THE MERGER -- Material Federal Income Tax
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LUSE LEHMAN GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Board of Directors
Alliance Bancorp
April 23, 2001

Consequences of the Merger" are accurate in all material respects as to matters of law and legal conclusions;
(ii)	the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(iii)	COFI, Charter Michigan and Alliance will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
(iv)	no gain or loss will be recognized by Alliance or Liberty Federal Bank, a federally chartered and wholly owned subsidiary of Alliance, as a result of the Merger or the Bank Merger (as such term is defined in the Merger Agreement);

(v)	as a result of the Merger, no loss will be recognized by any Alliance stockholder upon the exchange of Alliance common stock for COFI common stock and cash; any gain recognized will not exceed the amount of cash consideration received by such stockholder;

(vi)	the aggregate tax basis of the COFI common stock received by each stockholder of Alliance who exchanges Alliance common stock for COFI common stock in the Merger will be the same as the aggregate tax basis of the Alliance common stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of gain recognized, if any, including any gain treated as a dividend;

(vii)	the holding period of the shares of COFI common stock received by a Alliance stockholder in the Merger will include the holding period of the Alliance common stock surrendered in exchange therefor, provided that such shares of Alliance common stock were held as a capital asset by such stockholder;

(viii)	cash received in the Merger by a Alliance stockholder in lieu of a fractional share interest of COFI common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of COFI common stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain (assuming the Alliance common stock surrendered in exchange therefor was held as a capital asset by such stockholder); and

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LUSE LEHMAN GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION

Board of Directors
Alliance Bancorp
April 23, 2001

(ix)	any holder of Dissenting Shares (as such term is defined in the Merger Agreement) who receives the fair value of such shares pursuant to Delaware law will generally recognize capital gain or loss equal to the difference between the cash consideration and the stockholder's basis in such shares; provided (a) the Dissenting Shares were held as a capital asset and (b) the cash received for such shares is treated as being received in termination of the holder's entire interest after taking into account the attribution rules under Section 318 of the Code.

       This opinion does not address the federal income tax consequences to certain holders of Alliance common stock who may be subject to special tax treatment. This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

       We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to all references to this firm under the heading "THE MERGER -- Material Federal Income Tax Consequences of the Merger" in the Proxy Statement.

Sincerely, /s/ Luse Lehman Gorman Pomerenk & Schick, P.C. Luse Lehman Gorman Pomerenk & Schick, P.C.